UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported):  March 13, 2008

UNITED STATIONERS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-10653	36-3141189
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

One Parkway North Boulevard
Suite 100
Deerfield, Illinois		60015-2559
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

United Stationers Inc.

Item 2.03                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 13, 2008, United Stationers Supply Co. (“USSC”), a wholly owned subsidiary of United Stationers Inc., entered into an interest rate swap transaction (the “Swap Transaction”) with U.S. Bank Association as the counterparty.  USSC entered into the Swap Transaction to mitigate USSC’s interest rate risk on $100 million of floating rate debt.  Under the terms of the Swap Transaction, USSC is required to make quarterly fixed rate payments to the counterparty calculated based on a notional amount of $100 million at a fixed rate of 3.212%, while the counterparty is obligated to make quarterly floating rate payments to USSC based on the three-month London Interbank Offered Rate on the same referenced notional amount. The Swap Transaction has an effective date of March 31, 2008 and a termination date of June 29, 2012.  The Swap Transaction effectively fixes the interest rate on $100 million of USSC indebtedness at 3.212% plus the applicable interest margin based on USSC’s leverage ratio under the Second Amended and Restated Credit Agreement (as amended) with PNC Bank, National Association and U.S. Bank National Association, as Syndication Agents, KeyBank National Association and LaSalle Bank, National Association, as Documentation Agents, and JPMorgan Chase Bank, National Association, as Agent.  Notwithstanding the terms of the Swap Transaction, USSC is ultimately obligated for all amounts due and payable under the indebtedness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED STATIONERS INC.
(Registrant)

Dated: March 18, 2008	/s/ Victoria J. Reich
Victoria J. Reich
Senior Vice President and Chief Financial Officer